PRICING SUPPLEMENT NO. 96-2 Dated October 30, 1996      Rule 424(b)(2)
To Prospectus Supplement Dated August 22, 1996       File No. 33-64357



                          BENEFICIAL CORPORATION


                       Medium-Term Notes, Series H
                            (Book Entry Notes)


UBS Securities Inc. purchased $50,000,000 principal amount of these Medium-Term Notes, Series H, maturing on October 12, 1999, at a principal price of $50,000,000.00 for resale to investors from time to time at prices based on market conditions at the time of resale.



       Floating Rate Notes Due 9 Months or More from Date of Issue

Maturity Date:  October 12, 1999       Interest Payment Period:
                                         Quarterly, except that the
Interest Rate Basis:                     initial Interest Payment Period
  LIBOR                                  shall commence on the Settlement
                                         Date and end on January 13, 1997.
Specify Other Base Rate:  N/A
                                       Interest Reset Period:
Index Marurity:  3-month                 Quarterly, except that the
                                         initial Interest Reset Period
Spread:  plus 0.07%                      shall commence on the Settlement
                                         Date and end on January 13, 1997.
Spread Multiplier:  N/A
                                       Interest Reset Dates:
Maximum Interest Rate:  N/A              Same as Interest Payment Dates

Minimum Interest Rate: N/A             Settlement Date (Issue Date):
                                         November 4, 1996
Interest Payment Dates:
  The 12th of each January, April,     Calculation Agent:
  July and October, commencing on        The Chase Manhattan Bank
  January 13, 1997 through and
  including the Maturity Date.         Optional Repayment Date(s):
                                         N/A

Initial Interest Rate:                 Additional Terms:
  Determined as if the Settlement        For the purposes of the Notes
  Date was an Interest Reset Date.       contemplated hereunder, interest
                                         payments will include interest
                                         accrued to, but excluding the
                                         Interest Payment Date.